UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2005

_________________

IRWIN FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

INDIANA (State or other jurisdiction of incorporation)	0-6835 (Commission File Number)	35-1286807 (I.R.S. Employer Identification No.)

500 Washington Street

Columbus, Indiana 47201

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (812) 376-1909

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

Continued Restructuring at the Commercial Finance Line of Business

On December 23, 2005, Irwin International Corporation ("IIC") purchased a minority interest equal to approximately 22% of the common stock of Irwin Commercial Finance Canada Corporation ("Irwin Canada"). IIC is a subsidiary in our commercial finance line of business that, prior to the purchase, owned approximately 78% of our Canadian leasing subsidiary, Irwin Canada (formerly known as Onset Capital Corporation). IIC owns 100% of Irwin Canada after the purchase of this minority interest, which was held indirectly by Mr. Joseph LaLeggia, President and CEO of Irwin Canada, and four other Irwin Canada managers. These individuals held the minority interest before IIC acquired a 78% interest in Irwin Canada in 2000.

IIC paid $2,280,641 (U.S. Dollars) for the minority interest to a company controlled by the minority shareholders. In addition, Irwin Commercial Finance ("ICF"), the parent company of this line of business, granted options to purchase 105 shares of ICF common stock to the holders of the minority interest and the head of our franchise finance company. The options will allow these individuals to purchase approximately ten percent of ICF's stock (on a fully diluted basis) for $23,158 per share until December 31, 2009, subject to earlier expiration upon employment termination. The minority interest purchase price and the option exercise price were based on a fair market value opinion of an independent professional valuation firm. ICF will have call rights to purchase ICF stock acquired on exercise of these options beginning one year after the exercise date. These stock options are in addition to any other incentive compensation arrangements that may be provided to key employees in the commercial finance line of business. The transactions described above are the second phase in the restructuring of the commercial finance line of business in order to provide an incentive for key management to focus on this line of business as a whole as opposed to its operating segments.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRWIN FINANCIAL CORPORATION (Registrant)

Date: December 23, 2005	By: /s/ Gregory F. Ehlinger _______________________________________
GREGORY F. EHLINGER Senior Vice President and Chief Financial Officer